Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in Amendment No. 1 to the Registration Statement on Form S-11 of Strategic Storage Trust II, Inc. of our report dated September 4, 2013 with respect to the consolidated balance sheet of Strategic Storage Trust II, Inc. and Subsidiaries as of August 5, 2013. We also consent to the reference to our firm under the caption “Experts”.

/s/ CohnReznick LLP

Los Angeles, California

October 31, 2013